Exhibit 10.18

NEUMORA THERAPEUTICS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into effective as of May 20, 2023 (the “Effective Date”) by and between NEUMORA THERAPEUTICS, INC. (“Neumora” or the “Company”), and John Dunlop (“Consultant”). Neumora desires to retain Consultant as an independent contractor to perform consulting services for Neumora, and Consultant is willing to perform such services, on the terms described below.

1.

TRANSITION TO CONSULTANT. This Agreement is being entered into in connection with the Separation Agreement by and between Neumora and the Consultant dated as of May 19, 2023. Neumora desires to engage Consultant as an advisor to the Company by way of this Agreement and to provide for the uninterrupted and continued vesting of Consultant’s equity awards for so long as Consultant is providing Services to Neumora hereunder.

2.

SERVICES AND COMPENSATION; DELIVERABLES. Consultant agrees to perform for Neumora consulting, advisory, and related services to and for Neumora, as may be reasonably requested from time to time by Neumora as specified in Exhibit A (the “Services”). The Services may include Deliverables that Consultant is required to submit to Neumora. “Deliverables” means any and all items described in Exhibit A that Consultant agrees to deliver to Neumora in performance of the Services; any written reports stating Consultant’s assumptions, findings, results, final conclusions and recommendations with respect to such Services, whether or not described in Exhibit A; and originals or copies of all other tangible materials incidentally prepared or developed by Consultant in the performance of the Services, whether or not described in Exhibit A.

3.

COMPENSATION. In consideration of the Services, Neumora will compensate Consultant as set forth in Exhibit A. For any non-fixed fees, including price estimates or variable fees based on time and materials, Consultant shall include a maximum amount for the cost of the Services which Consultant shall not exceed without the prior written approval of Neumora. For non-fixed fee arrangements, Neumora shall pay only for actual time spent by Consultant to provide the Services and associated costs, subject to the terms of this Agreement. Neumora shall only pay fees after review and approval of the corresponding deliverables. If required by Neumora, Consultant shall provide Neumora with documentation to verify the time and fees charged to Neumora. As applicable, Consultant shall present to Neumora invoices for Services rendered as set out in Exhibit A. Neumora shall pay all undisputed invoices within thirty (30) days after the receipt of invoices, provided that other conditions to payment set forth in this Agreement are met. No payments will be made for services rendered by Consultant other than the Services unless such services are approved in writing by Neumora. Neumora shall have no obligation to pay any invoice submitted more than ninety (90) days from when such invoices should have been issued according to Exhibit A.

4.	CONFIDENTIALITY.

4.1

Definition. “Confidential Information” means any proprietary, confidential information (whether or not patentable or copyrightable, and whether or not currently patented or copyrighted) which is (1) disclosed by or on behalf of Neumora, (2) disclosed to Consultant in the conduct of Services under this Agreement, (3) generated in the performance of the Services, and/or (4) owned or controlled by Neumora, including without limitation designs, product samples, product formulations, compounds, prototypes, data, processes, procedures, formulas or formulations, methods, techniques, including manufacturing techniques, materials, analyses, technology, programs, software models, algorithms, developmental or experimental work, test data and results (including, without limitation, pharmacological, toxicological and clinical test data and results), compilations of data, other works of authorship, improvements, discoveries, information regarding plans for research and development, new products, pricing, and sales and marketing information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers, licensees, and strategic partners, and the existence or terms of any business discussions, negotiations or agreements to which Neumora is a party. “Representatives” means the officers, directors, employees, agents, advisors, subcontractors, and consultants of Consultant and its Affiliates.

4.2

Obligations. In accordance with the terms and conditions of this Agreement, Consultant agrees to hold in strict confidence and not disclose or transfer, directly or indirectly, the Confidential Information of Neumora to any third party without the express written permission of Neumora. Consultant’s confidentiality and non-use obligations under this Agreement continues for a period of five (5) years from the date of expiration or termination of this Agreement.

4.3

Inclusions. Confidential Information includes all information disclosed by Neumora to Consultant, whether in oral, written, graphic or electronic form that, when provided by Neumora to Consultant: (a) is clearly identified as “Confidential” or “Proprietary” or are marked with a similar legend; (b) is disclosed orally or visually, and identified as Confidential Information at the time of disclosure; or (c) a reasonable person would understand to be confidential or proprietary at the time of disclosure.

4.4

Exclusions. Consultant is not prevented from disclosing or using Confidential Information if such Confidential Information: (a) is now or becomes, through no act or failure to act on the part of Consultant, generally known or available; (b) is known by Consultant at the time of receiving such information, as evidenced by its then contemporaneous written records; (c) is now or becomes rightfully disclosed to Consultant by a third party without confidentiality obligations; or (d) is independently developed by Consultant without reference to or use of Neumora’s Confidential Information.

4.5

Compelled Disclosures. Confidential Information may be disclosed by Consultant only to the extent required to be disclosed by law, government agency, securities exchange, or court order, provided that Consultant provides Neumora, as promptly as possible, with prior written notice of any such disclosure (unless such notice is prohibited by such law) so that Neumora may seek a protective order at its own expense. Consultant will use reasonable efforts to cooperate in connection with Neumora’s efforts to obtain any such order or other remedy. Consultant will disclose only that portion of the Confidential Information that it is legally required to disclose, based on advice of counsel.

4.6

Non-Use. Consultant may use Confidential Information only to the extent required to accomplish the Services under this Agreement and for no other purpose. Consultant must not file any patent application containing any claim to any subject derived from the Confidential Information of Neumora. Consultant must not reverse engineer, disassemble or decompile any prototypes, software or other tangible objects which embody Neumora’s Confidential Information provided hereunder. Consultant will not use Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States.

4.7

Maintenance of Confidentiality. Consultant agrees to take reasonable measures to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of Neumora. Without limiting the foregoing, Consultant will take least those measures that it takes to protect its own confidential information of a similar nature. Consultant agrees to only disclose Confidential Information of Neumora to its Representatives who are required to have the information in order to evaluate or engage in discussions concerning the Services under this Agreement. Further, Consultant will ensure that its Representatives who have access to the Confidential Information of Neumora have agreed to written terms of non-use and non-disclosure that are at least as protective as the provisions hereof, prior to any disclosure of Confidential Information to such Representative. Consultant is responsible, and jointly and severally liable with its Representatives, for any breach of the undertakings in this Agreement by its Representatives. Confidential Information must not be reproduced in any form except as needed to accomplish the Services under this Agreement. Consultant must reproduce Neumora’s proprietary rights notices on any such copies, in the same manner in which such notices were set forth in or on the original.

4.8

Return or Destruction. Upon termination of this Agreement, Consultant shall immediately cease using the Confidential Information. Upon the written request by Neumora, Consultant shall: (ii) return or destroy the Confidential Information and all copies (except copies required for backup, disaster recovery, or business continuity, and in such case the obligations hereunder survive until such copies are destroyed) to Neumora within fifteen (15) business days of receipt of request, and (ii) confirm in writing that Consultant has complied with these obligations.

5.	OWNERSHIP.

5.1

Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, compositions, Deliverables (unless otherwise provided in Exhibit A), products, works of authorship, know-how, biological or chemical specimens or samples, and trade secrets, processes, methods and/or other techniques or materials of any kind conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, in the course of performing the Services hereunder (collectively, “Inventions”), are the sole property of Neumora. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to Neumora all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant shall, as an integral part of the performance of Services, disclose in writing to Neumora all Inventions.

5.2

Further Assurances. Consultant agrees to assist Neumora, or its designee, at Neumora’s expense, in every proper way to secure Neumora’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to Neumora of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that Neumora may deem necessary in order to apply for and obtain such rights and in order to assign and convey to Neumora, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers will continue after the termination of this Agreement. It is understood and agreed that Neumora, or its designee, shall have the sole right, but not the obligation, to prosecute and maintain patent applications and patents worldwide with respect to Inventions.

5.3

Attorney-in-Fact. Consultant agrees that, if Neumora is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Neumora in Section 5, then Consultant hereby irrevocably designates and appoints Neumora and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

5.4

Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Neumora, and agrees to irrevocably transfer and assign to Neumora, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Inventions, created by Consultant on behalf of Neumora, during and after the Term. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”

5.5

Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Neumora of the rights assigned to Neumora under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Neumora a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Neumora to exercise all of the rights assigned to Neumora under this Agreement.

6.	CONFLICTING OBLIGATIONS.

6.1

No Conflicts. Consultant is not bound by, and shall not enter into, any oral or written agreement or relationship with another party (i) that conflicts, or would conflict, in any way with Consultant’s obligations under this Agreement, including, but not limited to the transfer of intellectual property, or (ii) that precludes, or would preclude, Consultant from rendering the Services, delivering the Deliverables free and clear of all encumbrances, and otherwise complying with the provisions of this Agreement. If any such other activities or projects directly or indirectly involve the Services, or if they constitute or may reasonably be anticipated to lead to a conflict of interest in light of such Services, Consultant shall promptly provide written notification to Neumora of such circumstances, and Neumora has the unilateral option to terminate this Agreement immediately.

7.	REPRESENTATIONS, WARRANTIES & COVENANTS. Consultant represents, warrants and covenants to Neumora that:

7.1	Authority. Consultant has full power and authority to enter into this Agreement.

7.2

Performance Standard. Services are and will be performed in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.

7.3

Non-Infringement. The use, duplication, distribution or other exploitation of the Inventions by or on behalf of Neumora does not and will not infringe any patent or copyright owned or controlled by a third party or violate any other proprietary right of any third party.

7.4

Use of Neumora Premises and Property. Consultant shall fully comply with all of Neumora’s working and safety rules (and shall take any required trainings), working hours and holiday schedules when working at Neumora’s facility(ies) or premises, and other Neumora rules and regulations, and Consultant is responsible for Consultant’s actions while on Neumora premises. Consultant is responsible for the proper use and care of any Neumora property Neumora makes available to Consultant. Consultant will be liable for the replacement cost of any Neumora property which is damaged, destroyed or lost. Consultant agrees to clean up or restore Neumora’s premises immediately after usage to the same condition provided to Consultant prior to Consultant’s use of Neumora’s premises. Costs may be assessed for clean up by Neumora if Consultant’s clean up is not satisfactory. Consultant agrees that Consultant has inspected Neumora’s premises and that Consultant is satisfied that Neumora’s premises have the capacity and capability to accommodate the work contemplated under this Agreement. CONSULTANT ACKNOWLEDGES THAT THERE ARE RISKS INHERENT IN WORKING ON PREMISES SUCH AS NEUMORA’S. CONSULTANT ACCEPTS NEUMORA’S PREMISES “AS IS.” CONSULTANT ASSUMES ALL RISK AND RESPONSIBILITY FOR THE ACTIONS OF CONSULTANT ON NEUMORA’S PREMISES. IN CONSIDERATION OF NEUMORA PROVIDING A PORTION OF ITS PREMISES TO CONSULTANT TO COMPLETE THE WORK, CONSULTANT HEREBY RELEASES NEUMORA FROM ANY LIABILITY THAT MAY ARISE FROM CONSULTANT’S USE OF THE PREMISES, WHETHER SUCH LIABILITY ARISES IN CONTRACT OR TORT.

7.5

Compliance with Laws. Consultant shall perform the Services hereunder in compliance with all Applicable Requirements and regulations, generally accepted professional standards, the terms and conditions of this Agreement, including any additional terms and conditions agreed upon by the parties in Exhibit A. “Applicable Requirements” means all applicable international, supranational, multinational, federal, regional, state, provincial and local laws, rules, regulations, declarations, requirements, directives, ordinances, detailed guidelines and regulatory guidance, including: the regulations and regulatory guidance promulgated by the U.S. Food and Drug Administration (“FDA”); the Consolidated Guidance E6 on Good Clinical Practice (“GCP”) adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, as ratified by the FDA; the conditions and requirements imposed by the related institutional review board, independent ethics committee or similar entity (“IRB/EC”); and all conditions of approval imposed by the reviewing IRB/EC and the FDA or other applicable governmental or regulatory authorities. In the event Consultant performs any Services on Neumora’s facility, Applicable Requirements includes as Neumora’s workplace policies and safety policies.

7.6

No Debarment. Consultant warrants that neither Consultant nor any of its directors, officers, employees, representatives, personnel, subcontractors, or agents involved in the performance of Services have been or may be subject to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. 306(a) or (b), or have otherwise been disqualified or suspended from performing the Services or otherwise subject to any restrictions or sanctions by the FDA or any other governmental agency or professional body with respect to the performance of scientific or clinical investigations. In the event that Consultant or any of its directors, officers, employees, representatives, personnel or agents involved in the performance of Services: (a) becomes debarred; or (b) receives notice of action or threat of action with respect to such debarment during the term of this Agreement, the Consultant shall notify Neumora immediately. In the event that the Consultant or any of its directors, officers, employees, representatives, personnel or agents involved in the performance of Services become debarred during the term of this Agreement, or the Consultant receives notice of any action or threat of action as set forth in clause (b), Neumora may, at its sole option, automatically terminate the Agreement without any further action or notice by either party.

7.7	Consents. Consultant’s execution of and performance under this Agreement does not require consent or approval of any person that has not already been obtained.

8.	REPORTS. Consultant also agrees that Consultant shall, from time to time during the Term, keep Neumora advised as to Consultant’s progress in performing the Services under this Agreement.

9.	TERM AND TERMINATION.

9.1	Term. The term of this Agreement (the “Term”) begins on the Effective Date and continues until the earlier of: (i) January 31, 2024; or (ii) termination as provided in Section 9.2.

9.2

Termination. Either party may terminate this Agreement upon giving the other party thirty (30) days’ prior written notice of such termination pursuant to Section 13 of this Agreement. Neumora may terminate this Agreement immediately and without prior notice if Consultant is in breach of any material provision of this Agreement. Consultant may terminate this Agreement immediately and without prior notice if Neumora is in breach of any material provision of this Agreement.

9.3

Survival. Upon such termination, all rights and duties of Neumora and Consultant toward each other will cease except: (i) Neumora shall pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services performed by Consultant prior to the termination date and related expenses, if any, submitted in accordance with Neumora’s standard policies; and (ii) Section 4 (Confidentiality), Section 5 (Ownership), Section 9.3 (Survival), Section 10 (Independent Contractor; Benefits), Section 11 (Nonsolicitation) and Section 13 (Miscellaneous) survive termination of this Agreement.

10.	INDEPENDENT CONTRACTOR; BENEFITS.

10.1

Independent Contractor. It is the express intention of Neumora and Consultant that Consultant perform the Services as an independent contractor to Neumora. Nothing in this Agreement may in any way be construed to constitute Consultant as an agent, employee or representative of Neumora. Without limiting the generality of the foregoing, Consultant is not authorized to bind Neumora to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

10.2

Benefits. Neumora and Consultant agree that Consultant does not and will not receive Neumora-sponsored benefits from Neumora. If Consultant is reclassified by a state or federal agency or court as Neumora’s employee, Consultant will become a reclassified employee and will receive no benefits from Neumora, except those mandated by state or federal law, even if by the terms of Neumora’s benefit plans or programs of Neumora in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

10.3

Indemnity by Consultant. Consultant agrees to indemnify, hold harmless, and defend Neumora, its subsidiaries, and its affiliates, and their respective officers, employees, trustees, donors, volunteers, researchers, independent contractors, veterinary and medical doctors, agents, vendors, and directors (collectively, the “Neumora Parties”) against any and all third party claims, actions, proceedings, liability, loss, damage, penalty, cost or expense (including reasonable attorney’s fees and expenses and cost of investigation) (“Claims”) with respect to any matter arising from, resulting from, or connected to Services provided by Consultant or its agents or invitees under this Agreement; provided that such obligation to indemnify, hold harmless, and defend does not apply to Claims caused by the negligence or intentional acts or omissions of Neumora Parties.

10.4

Indemnity by Neumora. Neumora agrees to indemnify, hold harmless and defend Consultant, its subsidiaries, and its affiliates, and their respective officers, directors, employees, independent contractors, consultants, and other agents (collectively, the “Consultant Parties”) from and against any and all Claims, actions, proceedings, liability, loss, damage, penalty, cost or expense (including reasonable attorney’s fees and cost of investigation arising from, resulting from, or connected to, the negligent or intentional acts or omissions of Neumora during the performance of Services under this Agreement.

10.5

Covenants Respecting Cooperation. Each party’s agreement to indemnify, defend and hold the other party and its respective indemnitees harmless requires the indemnified party to: (i) provide written notice to the indemnifying party of any Claim, for which it is seeking indemnification hereunder promptly after the indemnified party has knowledge of such Claim; (ii) if the indemnifying party agrees to assume full responsibility for such Claim (i.e. it has not reserved rights against the party claiming indemnification based on disputed coverage of the Claim under the terms of the indemnity) to provide reasonable authority to appropriately investigate, prepare for and defend against any such Claim; (iii) assist the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such Claim; and (iv) not compromise or settle such Claim or demand without the indemnifying party’s written consent, which is not to be unreasonably withheld. Similarly, the indemnifying party shall not compromise or settle such Claim or demand with the consent of the indemnified party’s written consent, which is not to be unreasonably withheld.

10.6

Insurance. Consultant shall procure and maintain in full force and effect throughout the performance of the Term, all necessary insurance reasonably appropriate to the execution of duties relevant to agreement. It is hereby agreed that Consultant’s insurance is primary as respects Neumora Parties, and that any other insurance available to Neumora Parties is excess and non-contributing. In the event claims made on Consultant’s insurance are denied, Consultant shall be responsible for any deductible or retention that applies to any related claims made under any relevant Neumora insurance.

11.

NONSOLICITATION. From the date of this Agreement until twelve (12) months after the termination of this Agreement, Consultant shall not, without Neumora’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of Neumora to terminate employment with, or cease providing services to, Neumora.

12.

GOVERNING LAW. The rights and obligations of the parties hereunder is governed by and construed in accordance with the laws of the State of Delaware, without reference to its choice of law provisions. Each party consents to the exclusive jurisdiction and venue of the state courts located in the State of Delaware in any action arising out of or relating to this Agreement.

13.

MISCELLANEOUS. This Agreement contains the final agreement of the parties relative to the subject matter hereof. This Agreement may not be modified, except by a written instrument signed by both parties. If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision is severed and all remaining provisions continues in full force and effect. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors and administrators and permitted assigns. Neither party may assign or delegate its obligations under this Agreement either in whole or in part without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed, except that either party may assign its rights and obligations under this Agreement, without the other party’s consent, to any entity which is an Affiliate of said party, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business of said party to which this Agreement relates. If a party fails to enforce a provision of this Agreement, it is not precluded from enforcing the same provision at another time. Any notice or communication required or permitted hereunder must be in writing, and sent to the address specified below, or at such other address a party may specify in writing, and is deemed received when: (a) personally delivered, on the day of delivery; or (b) sent by a commercial delivery service such as Federal Express or United Parcel Service with shipment tracking, on the day delivery is confirmed by the tracking service; or (c) sent by e-mail, on the day the email is confirmed received by the receiving party. This Agreement may be executed in any number of counterparts, including by PDF electronic scan, each of which, when executed, is deemed to be an original and all of which together constitutes one and the same document.

IN WITNESS WHEREOF, the parties have, by duly authorized persons, caused this Agreement to be effective as of the Effective Date.

NEUMORA THERAPEUTICS, INC.		JOHN DUNLOP

By:	/s/ Paul Berns	/s/ John Dunlop
Name:	Paul Berns
Title:	Chief Executive Officer	Address for Notice:
[***]

Address for Notice:
ATTN: LEGAL DEPARTMENT		EMAIL: [***]
490 Arsenal Way, Suite 200
Watertown, MA 02472

EMAIL: legal@neumoratx.com

EXHIBIT A

1.	Description of Services.

•

Consultant will provide to the Company, a range of consulting and strategic advisory services related to the Company’s business in developing therapeutics for the neuroscience field including but not limited to:

•	General R&D strategy

•	Specific program plans and strategy

•	Review and input on data from studies

•	Identification, evaluation and review of business development opportunities

2.	Primary Contacts.

On behalf of Neumora	On behalf of Consultant
Paul Berns CEO [***]	John Dunlop [***]

3.

Compensation. In consideration of the Services to be provided under the Agreement, for so long as Consultant is providing the Services, Dr. Dunlop will continue to vest in equity awards previously granted to him by Neumora prior to the Separation Date on the same schedule and pursuant to the same terms as exist as of the Separation Date.

4.

Expenses. Neumora agrees to reimburse Consultant for all reasonable travel and other business expenses that are necessarily incurred by Consultant in their performance of the Services, to the extent applicable and in accordance with Neumora’s travel and expense policy (a copy of the most recent version will be provided to Consultant upon request), and previously approved in writing by the primary Neumora contact. Consultant will not charge an internal premium for, or mark-up, such expenses. Consultant will detail all such expenses in their invoice, and include reasonable documentation of such expenses with such invoice.

5.

Invoices and Payment. Consultant must submit invoices to Neumora on a monthly basis within fifteen (15) days of the end of each month. Such invoices must identify the PO number (provided by Neumora), state the number of hours, and provide a description of the Services performed during the prior month. Invoices must be sent via electronic mail to the following address: ap@neumoratx.com. Neumora shall pay all undisputed invoices within thirty (30) days after the receipt of invoices, provided that other conditions to payment set forth in the Agreement are met.